Exhibit 4.1

Execution Version

FOURTH SUPPLEMENTAL INDENTURE, dated as of August 31, 2012 (the “Supplemental Indenture”), among Affinia Group Inc., a Delaware corporation (the “Company”), Affinia Group Intermediate Holdings Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors listed on the signature pages hereto, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”). Unless otherwise defined herein, capitalized terms used herein but not defined shall have the meanings given to such terms in the Indenture (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Company, the Parent, the Subsidiary Guarantors and the Trustee are parties to that certain Indenture, dated as of August 13, 2009 (as supplemented from time to time, the “Indenture”) relating to the Company’s 10.75% Senior Secured Notes due 2016;

WHEREAS, Section 4.06(i) of the Indenture provides that in the event of an Asset Disposition relating to assets constituting both Notes Collateral and ABL Collateral and involving an amount in excess of $25.0 million, the proceeds of such sale shall be allocated to the Notes Collateral and the ABL Collateral in accordance with their respective fair market values, which shall be determined by an Independent Qualified Party;

WHEREAS, the Company, the Parent and the Subsidiary Guarantors desire that the Indenture be amended to provide that all of the Net Available Cash and other consideration, other than Excluded Assets, received from an Asset Disposition relating to assets constituting both Notes Collateral and ABL Collateral may be treated as proceeds from a sale of Notes Collateral and deposited with the Noteholder Collateral Agent, in which case no such allocation shall be required;

WHEREAS, the Company, the Parent, the Subsidiary Guarantors and the Trustee may, subject to the conditions set forth in Sections 9.01 and 9.05 of the Indenture, amend the Indenture to make any change that does not adversely affect the rights of any Securityholder;

WHEREAS, each of the Company, the Parent and the Subsidiary Guarantors is representing to the Trustee that the conditions to this Supplemental Indenture, as set forth in Sections 9.01 and 9.05 of the Indenture, have been satisfied;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree the following.

1. Amendment to Section 4.06(i) of the Indenture. Section 4.06(i) of the Indenture is hereby amended by inserting, after the words “an Independent Qualified Party” in the second sentence, the following:

“; provided, however, that no such allocation shall be required if all of the Net Available Cash and other consideration, other than Excluded Assets, received by the Company and the Restricted Subsidiaries in respect of such sale is paid directly by the purchaser thereof to the Noteholder Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with Section 4.06; provided further, that such payment is permitted by the Intercreditor Agreement, as the same may have been amended, modified or waived. In the event that such Net Available Cash is paid directly by the purchaser thereof to the Noteholder Collateral Agent in accordance with the proviso and thereafter, but prior to the application of such Net Available Cash in accordance with Section 4.06, the proceeds of the applicable Asset Sale are allocated to the Notes Collateral and the ABL Collateral as provided in the second sentence of this Section 4.06(i), the Noteholder Collateral Agent, upon the Company’s written request and upon delivery by the Company of evidence of such determination of the Board of Directors or Independent Qualified Party, as applicable, shall release to the Company that portion of such Net Available Cash that has not been allocated to the Notes Collateral; provided, however, that the Noteholder Collateral Agent shall not release any Net Available Cash that would be required to satisfy the Company’s obligations with respect to any outstanding Notes Collateral Asset Sale Offer, as the same may have been amended or modified, the amount of such obligations, if any, to be set forth in an Officers’ Certificate of the Company”.

2. Effectiveness. This Supplemental Indenture shall become effective when executed by each of the Company, the Parent, the Subsidiary Guarantors and the Trustee.

3. Effect on Indenture. Except as expressly amended hereby, the Indenture shall continue to be and shall remain in full force and effect.

4. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

5. Rights of Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Parent and the Subsidiary Guarantors.

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

AFFINIA GROUP INC.,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Chief Financial Officer

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Chief Financial Officer

AFFINIA INTERNATIONAL HOLDINGS CORP.,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

AFFINIA CANADA GP CORP.,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

AFFINIA PRODUCTS CORP LLC,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

AFFINIA INDIA LLC,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

WIX FILTRATION CORP LLC,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

AUTOMOTIVE BRAKE COMPANY INC.,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

AFFINIA ACQUISITION LLC,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

AFFINIA INTERNATIONAL INC.,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

BRAKE PARTS INC LLC,

By	/s/ Thomas H. Madden
Name: Thomas H. Madden
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

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